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                      FORM OF EXPENSE LIMITATION AGREEMENT


         EXPENSE LIMITATION AGREEMENT, effective as of June __, 2000 by and between Nicholas-Applegate Capital Management ("Manager") and
Nicholas-Applegate Institutional Investors Fund, LLC ("Company"), on behalf of the Nicholas-Applegate Emerging Countries Series ("Series").

         WHEREAS, the Company is a Delaware limited liability company and the Series is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a diversified closed-end management investment company;

         WHEREAS, the Company and the Manager have entered into an Investment Management Agreement dated June __, 2000 ("Management Agreement"), pursuant to which the Manager provides investment management services to the Series for compensation based on the value of the average daily net assets of the Series; and

         WHEREAS, the Company and the Manager have determined that it is appropriate and in the best interests of the Series and its shareholders or members to maintain the expenses of the Series at a level below the level to which the Series would normally be subject, in order to maintain the Series' expense ratios at the Net Annual Operating Expense Limit (as hereinafter defined).

         NOW THEREFORE, the parties hereto agree as follows:

I.1.     EXPENSE LIMITATION.

         A.1.1. APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses of every character incurred by the Series in any fiscal year, including but not limited to investment management fees of the Manager (but excluding shareholder or member transaction expenses, interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, the Series' proportionate share of the expenses of the Mauritius Subsidiary of the Series and other extraordinary expenses not incurred in the ordinary course of the Series' business) ("Series Operating Expenses"), exceed the Net Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Manager.

          B.1.2. NET ANNUAL OPERATING EXPENSE LIMIT. The Net Annual
Operating Expense Limit shall be 1.25 percent of the average daily net assets of the Series.

         C.1.3. METHOD OF COMPUTATION. To determine the Manager's liability with respect to the Excess Amount, each month the Series Operating Expenses shall be annualized as of the last day of the month. If the annualized Series Operating Expenses exceed the Net Annual Operating Expense Limit, the
Manager shall first waive or reduce its investment management fee for such month by an amount sufficient to reduce the annualized Series Operating Expenses to an amount no higher than the Net Annual Operating Expense
Limit. If the amount of the waived or reduced investment management fee for any such month is insufficient to pay the Excess Amount, the Manager may also remit to the Series an amount that, together with the waived or reduced investment management fee, is sufficient to pay such Excess Amount.

         D.1.4. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the


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investment management fees waived or reduced and other payments remitted by the Manager to the Series with respect to the previous fiscal year shall equal the Excess Amount.

II.2.    REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

         A.2.1. REIMBURSEMENT. If in any year during which the Management Agreement is still in effect, the estimated aggregate Series Operating Expense for the fiscal year are less than the Net Annual Operating Expense Limit for that year, subject to quarterly approval by the Company's Board of Trustees as provided in Section 2.2 below, the Manager shall be entitled to reimbursement by the Series, in whole or in part as provided below, of the investment management fees waived or reduced and other payments remitted by the Manager to the Series pursuant to Section 1 hereof. The total amount of reimbursement to which the Manager may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all investment management fees previously waived or reduced by the Manager and all other payments remitted by the Manager to the Series, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by the Series to the Manager, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, E.G., interest accruable on the Reimbursement Amount.

         B.2.2. BOARD APPROVAL. No reimbursement shall be paid to the Manager with respect to the Series pursuant to this provision in any fiscal quarter, unless the Company's Board of Trustees has determined that the payment of such reimbursement is in the best interests of the Series and its shareholders or members. The Company's Board of Trustees shall determine quarterly in advance whether any reimbursement may be paid to the Manager in such quarter.

         C.2.3. METHOD OF COMPUTATION. To determine the payments, if any, to reimburse the Manager for the Reimbursement Amount, each month the Series Operating Expenses shall be annualized as of the last day of the month. If the annualized Series Operating Expenses for any month are less than the Net Annual Operating Expense Limit, the Series, with the prior approval of the Company's Board of Trustees, shall pay to the Manager an amount sufficient to increase the annualized Series Operating Expenses to an amount no greater than the Net Annual Operating Expense Limit, provided that such amount paid to the Manager will in no event exceed the total Reimbursement Amount.

         D.2.4. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Series Operating Expenses for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Net Annual Operating Expense Limit.

III.3.   TERM AND TERMINATION OF AGREEMENT.

         This Agreement shall continue in effect for two years from the date first stated above and shall continue in effect thereafter from year to year provided such continuance is specifically approved by a majority of the Trustees of the Company who (i) are not "interested persons" of the Company or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"). After the initial two-year period, this Agreement may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Company, such action shall be authorized by resolution of a majority of the Non-
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Interested Trustees of the Company or by a vote of a majority of the outstanding voting securities of the Company.

IV.4.    MISCELLANEOUS.

          A.4.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         B.4.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Company or the Series to take any action contrary to the Company's First Amended and Restated Operating Agreement or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Company or the Series.

         C.4.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                              NICHOLAS-APPLEGATE INSTITUTIONAL INVESTORS FUND, LLC, ON BEHALF OF NICHOLAS-APPLEGATE EMERGING COUNTRIES SERIES


                             By:
                                -------------------------------------
                                E. Blake Moore, Jr.
                                Its Secretary


                             NICHOLAS-APPLEGATE CAPITAL MANAGEMENT


                             By:
                                -------------------------------------
                                E. Blake Moore, Jr.
                                Its General Counsel